KIRKPATRICK & LOCKHART LLP
                         1800 Massachusetts Avenue, N.W.
                          Washington, D. C. 20036-1800
                            Telephone (202) 778-9000




                                  June 27, 1997



Liquid Institutional Reserves
1285 Avenue of the Americas
New York, New York  10019

Dear Sir or Madam:

         Liquid Institutional Reserves ("Trust") is an unincorporated voluntary association organized under the laws of the Commonwealth of Massachusetts pursuant to an Amended and Restated Declaration of Trust dated April 26, 1991. The Trust currently consists of three series of shares of beneficial interest:
Money Market Fund, Government Securities Fund and Treasury Securities Fund. We understand that the Trust is about to file a Rule 24f-2 Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, for the purpose of making definite the number of shares of such series which it has registered under the Securities Act of 1933, as amended, and which were sold during the fiscal year ended April 30, 1997.

         We have, as counsel to the Trust, participated in various business and other matters relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Declaration of Trust and By-Laws of the Trust and other documents relating to its organization and operation. Based on the foregoing, it is our opinion that the shares of the Trust sold during the fiscal year ended April 30, 1997, the registration of which will be made definite by the filing of the Rule 24f-2 Notice, were legally issued, fully paid and nonassessable.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that persons with claims against the Trust shall look only to the Trust property or to the property of one or more series of the Trust for satisfaction of claims. It also requires that notice of such disclaimer be given in each obligation, contract, instrument, certificate, or undertaking made or issued by the trustees of the Trust on behalf of the Trust. The Declaration of Trust further provides: (i) that the Trust shall indemnify and hold each shareholder harmless from and against all claims and liabilities to which such shareholder may become subject by reason of having been a shareholder and (ii) shall reimburse each shareholder out of Trust property for all legal and other expenses reasonably incurred in connection with such claims. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.


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Liquid Institutional Reserves
June 27, 1997
Page 2


         We hereby consent to this opinion accompanying the Rule 24f-2 Notice which you are about to file with the Securities and Exchange Commission.

                                             Very truly yours,

                                             KIRKPATRICK & LOCKHART LLP

                                             By:  /s/ Elinor W. Gammon
                                                  --------------------
                                                     Elinor W. Gammon